Exhibit 99.1

Identiv Reports First Quarter 2026 Financial Results, Exceeds Q1 Guidance

Perform-Accelerate-Transform Strategy Continued to Drive Momentum in Sales Growth and Execution of Strategic Development Programs

SANTA ANA, Calif., May 13, 2026 – Identiv, Inc. (NASDAQ: INVE), a global leader in RFID- and BLE-enabled Internet of Things (IoT) solutions, today released its financial results for the first quarter of 2026.

“During the recent quarter, I am pleased to share that we delivered results that exceeded our guidance and expectations. Our financial performance reflects strong demand from our customers at the start of the year and our ability to convert our opportunity pipeline into sales,” said Identiv CEO Kirsten Newquist. “Our Perform-Accelerate-Transform (P-A-T) strategy continued to drive our momentum in the first quarter and positions us well as we focus on the execution of our most important development programs.”

Financial Results for Fiscal First Quarter 2026

Revenue for the first quarter of 2026 was $7.4 million, exceeding previously announced guidance, compared to $5.3 million in the first quarter of 2025. This year-over-year increase was slightly higher than expected and included the benefit of one of Identiv’s customers ordering their full-year 2026 sales volume in Q1.

First quarter 2026 GAAP gross margin was 17.4% and non-GAAP gross margin was 23.8%, compared to first quarter 2025 GAAP gross margin of 2.5% and non-GAAP gross margin of 10.8%. The year-over-year improvement primarily reflects the continued cost savings and efficiencies achieved in Identiv’s production processes, improved utilization at the Thailand facility, and the elimination of manufacturing production costs incurred from the Singapore operation in the first quarter of 2025.

GAAP operating expenses, including research and development, selling and marketing, general and administrative, and restructuring and severance, were $5.5 million in the first quarter of 2026, compared to $5.6 million in the first quarter of 2025. Non-GAAP operating expenses were $4.4 million in the first quarter of 2026, compared to $4.5 million in the first quarter of 2025. The management of non-GAAP operating expenses reflects lower restructuring and severance expenses, partially offset by higher strategic review-related costs incurred in the first quarter of 2026.

First quarter 2026 GAAP net loss was ($3.4) million, or ($0.15) per basic and diluted share, compared to GAAP net loss of ($4.8) million, or ($0.21) per basic and diluted share, in the first quarter of 2025. This improvement was primarily due to higher sales in Q1 2026, increased gross margin due to the transition of manufacturing to Thailand and the impact of charges to cost of revenue related to the write-down of obsolete inventory and a warranty claim totaling approximately $0.5 million in the first quarter of 2025.

Financial Outlook

Identiv provides guidance based on current market conditions and expectations, including macroeconomic conditions and customer demand. For the second quarter of 2026, management currently expects net revenue to be in the range of $5.4 million to $6.0 million.

Conference Call

Identiv management will hold a conference call today, May 13, 2026, at 5:00 p.m. EDT (2:00 p.m. PDT) to discuss the company’s first quarter 2026 financial results. A question-and-answer session will follow management’s presentation.

Toll-Free: +1 888-506-0062

International Number: +1 973-528-0011

Call ID: 528020

Webcast link: Register and Join

The teleconference replay will be available through Wednesday, May 27, 2026, by dialing +1 877-481-4010 (Toll-Free Replay Number) or +1 919-882-2331 (International Replay Number) and entering passcode 53919.

If you have any difficulty connecting with the teleconference, please contact Identiv Investor Relations at IR@identiv.com.

About Identiv

Identiv’s RFID- and BLE-enabled IoT solutions create digital identities for physical objects, enhancing global connectivity for businesses, people, and the planet. Its solutions, integrated into over 2.0 billion applications worldwide, drive innovation across healthcare, logistics, consumer electronics, luxury goods, smart packaging, and more. For additional information, visit identiv.com | Follow us on LinkedIn @Identiv

Non-GAAP Financial Measures

This press release includes financial information that has not been prepared in accordance with accounting principles generally accepted in the United States (GAAP), including non-GAAP adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin and non-GAAP operating expenses. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating ongoing operational performance. Identiv believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Non-GAAP gross profit and margin exclude stock-based compensation and amortization and depreciation. Non-GAAP adjusted EBITDA excludes items that are included in GAAP net loss, GAAP operating expenses, and GAAP gross margin, and excludes income tax provision, interest income, net, foreign currency gains (losses), net, stock-based compensation, amortization and depreciation, restructuring and severance, and strategic review-related costs. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, strategic review-related costs, and restructuring and severance. The exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management of Identiv and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” “outlook,” and similar references to the future. Any statement that is not a historical fact is a forward-looking statement, including statements regarding Identiv’s expectations regarding its future operating and financial outlook and performance, including second quarter 2026 guidance and outlook; Identiv’s strategy, opportunities, focus and goals; and Identiv’s expectations and beliefs regarding execution of its Perform-Accelerate-Transform (P-A-T) strategy, including the areas of Identiv’s expected focus. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside Identiv’s control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, Identiv’s ability to continue the momentum in its business; Identiv’s ability to successfully execute its business strategy; the ability to perform under and comply with the provisions of its multi-year supply agreement; the termination of the supply agreement; Identiv’s ability to capitalize on trends in its business and the continuation of those trends; Identiv’s ability to satisfy customer demand and expectations; the level and timing of customer orders and changes/cancellations; the loss of customers, suppliers or partners; the success of Identiv’s products and strategic partnerships; the impact of manufacturing difficulties or delays; the ability to continue to achieve cost and efficiency gains; Identiv’s ability to successfully enter into definitive agreements for strategic partnerships or collaborations; the impact of macroeconomic conditions and customer demand, inflation, tariffs and increases in prices; and the other factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2025, as amended, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements are based on information available to Identiv on the date hereof, and Identiv assumes no obligation to update such statements.

Investor Relations Contact

IR@identiv.com

Media Contact

press@identiv.com

Identiv, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net revenue	$7,413	$6,166	$5,269
Cost of revenue	6,122	5,051	5,137

Gross profit	1,291	1,115	132

Operating expenses:
Research and development	1,001	773	787
Selling and marketing	1,349	1,261	1,407
General and administrative	3,123	3,348	3,146
Restructuring and severance	22	442	260

Total operating expenses	5,495	5,824	5,600

Loss from operations	(4,204)	(4,709)	(5,468)
Non-operating income (expense):
Interest income, net	1,047	1,182	1,212
Foreign currency gains (losses), net	(286)	277	(530)

Loss from operations before income tax provision	(3,443)	(3,250)	(4,786)
Income tax provision	(5)	(471)	(3)

Net loss	(3,448)	(3,721)	(4,789)
Cumulative dividends on Series B convertible preferred stock	(211)	(207)	(205)

Net loss available to common stockholders	$(3,659)	$(3,928)	$(4,994)

Net loss per common share:
Basic and diluted	$(0.15)	$(0.16)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	24,037	23,917	23,599

Identiv, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$124,525	$128,609
Restricted cash	300	300
Accounts receivable, net of allowances	3,212	4,070
Inventories	8,913	7,419
Prepaid expenses and other current assets	1,965	2,267

Total current assets	138,915	142,665
Property and equipment, net	7,676	7,316
Operating lease right-of-use assets	717	841
Other assets	326	515

Total assets	$147,634	$151,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,504	$3,619
Operating lease liabilities	312	331
Deferred revenue	—	2,760
Accrued compensation and related benefits	888	776
Accrued income taxes payable	289	288
Other accrued expenses and liabilities	1,351	1,619

Total current liabilities	9,344	9,393
Long-term operating lease liabilities	418	525
Other long-term liabilities	720	718

Total liabilities	10,482	10,636
Total stockholders’ equity	137,152	140,701

Total liabilities and stockholders’ equity	$147,634	$151,337

Identiv, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Reconciliation of GAAP gross margin to non-GAAP gross margin
GAAP gross profit	$1,291	$1,115	$132

Reconciling items included in GAAP gross profit:
Stock-based compensation	6	6	4
Amortization and depreciation	470	458	434

Total reconciling items included in GAAP gross profit	476	464	438

Non-GAAP gross profit	$1,767	$1,579	$570

Non-GAAP gross margin	24%	26%	11%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$5,495	$5,824	$5,600

Reconciling items included in GAAP operating expenses:
Stock-based compensation	(614)	(785)	(792)
Amortization and depreciation	(71)	(56)	(57)
Strategic review-related costs	(367)	(488)	(4)
Restructuring and severance	(22)	(442)	(260)

Total reconciling items included in GAAP operating expenses	(1,074)	(1,771)	(1,113)

Non-GAAP operating expenses	$4,421	$4,053	$4,487

Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA
GAAP net loss	$(3,448)	$(3,721)	$(4,789)

Reconciling items included in GAAP net loss:
Income tax provision	5	471	3
Interest income, net	(1,047)	(1,182)	(1,212)
Foreign currency gains (losses), net	286	(277)	530
Stock-based compensation	620	791	796
Amortization and depreciation	541	514	491
Strategic review-related costs	367	488	4
Restructuring and severance	22	442	260

Total reconciling items included in GAAP net loss	794	1,247	872

Non-GAAP adjusted EBITDA	$(2,654)	$(2,474)	$(3,917)